CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the TrimTabs ETF Trust and to the use of our report dated on the financial statements and financial highlights of TrimTabs U.S. Free Cash Flow Quality ETF (formerly, TrimTabs All Cap U.S. Free-Cash-Flow ETF) and TrimTabs International Free Cash Flow Quality ETF (formerly, TrimTabs All Cap International Free-Cash-Flow ETF), each a series of shares of beneficial interest in TrimTabs ETF Trust. Such financial statements and financial highlights appear in the July 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
November 24, 2020